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                                                              EXHIBIT 10 (a)(4)


                     NONDISCLOSURE AND NON-COMPETE AGREEMENT

This Agreement is entered into as of the 31st day of December, 2002 by and between Universal Forest Products, Inc., and its affiliates and subsidiaries, 2801 East Beltline NE, Grand Rapids, MI 49525 (herein "UFP"), and Peter F. Secchia, an individual, of 2833 Bonnell SE, Grand Rapids, MI 49546 (herein "Secchia").

                                    RECITALS

A. Secchia intends to retire as an officer of UFP as of December 31, 2002. UFP wishes to restrict his services from being provided to any competitors of UFP.

The Parties agree as follows:

SECTION 1. DISCLOSURE OF INFORMATION.

         Secchia acknowledges that UFP's trade secrets, private or secret processes as they exist from time to time, and information concerning customers and their identity, products, developments, manufacturing techniques, new product plans, equipment, inventions, discoveries, patent applications, ideas, designs, engineering drawings, sketches, renderings, other drawings, manufacturing and test data, computer programs, progress reports, materials, costs, specifications, processes, methods, research, procurement and sales activities and procedures, promotion and pricing techniques, and credit and financial data concerning customers of UFP, as well as information relating to the management, operation, or planning of UFP, herein the ("Proprietary Information") are valuable, special, and unique assets of UFP, access to and knowledge of which may be essential to the performance of Secchia's duties under this Agreement. In light of the highly competitive nature of the industries in which UFP conducts businesses, Secchia agrees that all Proprietary Information obtained by Secchia as a result of its relationship with UFP shall be considered confidential. In recognition of this fact, Secchia agrees that except as may be necessary for UFP's benefit, in Secchia's reasonable judgment, Secchia will not, during and after the Non-Compete Period, disclose any of such Proprietary Information to any person or entity for any reason or purpose whatsoever without the written consent of UFP, and Secchia will not make use of any Proprietary Information for Secchia's own purposes or for the benefit of any other person or entity (except UFP) under any circumstances.

SECTION 2. NON-COMPETITION AGREEMENT.

         In order to further protect the confidentiality of the Proprietary Information and in recognition of the highly competitive nature of the industries in which UFP conducts its businesses, and for the consideration set forth herein, Secchia further agrees that during and for the period commencing on January 1, 2003 and ending on December 31, 2009 (the "Non-Compete Period"):




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         2.1 Secchia will not directly or indirectly engage in any Business
Activities (hereinafter defined), other than on behalf of UFP, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly-traded corporation), advisor, agent, or other participant, in any geographic area in which the products or services of UFP have been distributed or provided during the period of Secchia's consulting relationship with UFP. For purposes of this Agreement, the term "Business Activities" shall mean the design, development, manufacture, sale, marketing, or servicing of UFP's products, together with all other activities engaged in by UFP or any of its subsidiaries at any time during Secchia's relationship with UFP, and activities in any way related to activities with respect to which Secchia renders consulting services under this Agreement.

         2.2 Secchia will not directly or indirectly engage in any of the Business Activities (other than on behalf of UFP) by supplying products or providing services to any customer with whom UFP has done any business during the consulting relationship with UFP, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), advisor, agent, or other participant.

         2.3 ASSISTANCE TO OTHERS. Secchia will not directly or indirectly assist others in engaging in any of the Business Activities in any manner prohibited to Secchia under this Agreement.

         2.4 UFP'S EMPLOYEES. Secchia will not directly or indirectly induce employees of UFP to engage in any activity hereby prohibited to Secchia or to terminate their employment with UFP.

         2.5 NON-COMPETE PAYMENTS. In exchange for Secchia's agreements and obligations under this Section 2, Secchia will receive a payment of Twelve Thousand Five Hundred Dollars ($12,500.00) per month for the term of the Non-Compete Period, subject to earlier termination upon the death or Disability of Secchia. Disability shall mean a physical or mental injury or illness that totally and permanently renders Secchia unable to perform all of the functions called for under this Agreement.

SECTION 3. INTERPRETATION.

         Although Secchia and UFP consider the restrictions contained in Sections 1 and 2 of this Agreement reasonable for the purpose of preserving the goodwill, proprietary rights, and going concern value of UFP, if a final judicial determination is made by a





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court having jurisdiction that the time or territory or any other restriction contained in Section 2 is an unenforceable restriction on the activities of Secchia, the provisions of such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Section 2 or any remedy provided in Section 4 of this Agreement is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Agreement or the availability of any other remedy. The provisions of Sections 1 and 2 shall in no respect limit or otherwise affect the obligations of Secchia under other agreements with UFP.

SECTION 4. REMEDIES.

         Secchia acknowledges and agrees that UFP's remedy at law for a breach or threatened breach of any of the provisions of Sections 1 and 2 of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Secchia of any of the provisions of Sections 1 and 2, Secchia agrees that, in addition to its remedies at law, at UFP's option, all rights of Secchia, and obligations of UFP, under this Agreement may be terminated. UFP shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available. UFP shall not be required to post bond, and Secchia agrees not to oppose UFP's request for equitable relief. Secchia acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Sections 1 and 2, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the design, development, manufacture, marketing or sale of products and providing of services of the kind designed, developed, manufactured, marketed, sold or provided by UFP or its subsidiaries during the term of Secchia's relationship with UFP. Nothing contained in this Section 4 shall be construed as prohibiting UFP from pursuing, in addition, any other remedies available to it for such breach or threatened breach.

SECTION 5. MISCELLANEOUS PROVISIONS.

         5.1 ASSIGNMENT. This Agreement shall not be assignable by either party, except by UFP to any subsidiary or affiliate of UFP (now or hereafter existing) or to any successor in interest to UFP's business, provided that in the case of an assignment to an affiliate or subsidiary, UFP shall remain liable as a guarantor for payments due to Secchia hereunder.



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         5.2 BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

         5.3 NOTICE. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the address stated on the first page of this Agreement. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party.

         5.4 LITIGATION EXPENSE. In the event of a default under this Agreement, the defaulting party shall reimburse the non-defaulting party for all costs and expenses reasonably incurred by the non-defaulting party in connection with the default, including without limitation reasonable attorney's fees. The non-defaulting party may seek reimbursement in a court of competent jurisdiction. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney's fees at the trial level and on appeal.

         5.5 WAIVER. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         5.6 APPLICABLE LAW. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Michigan.

         5.7 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

[SIGNATURES ON FOLLOWING PAGE.]




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                                              UNIVERSAL FOREST PRODUCTS, INC.:



                                              By:
                                                 -----------------------------

                                              Its:
                                                 -----------------------------




                                              --------------------------------
                                              Peter F. Secchia





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